Exhibit 14.1

Global Code of Business Conduct

Guiding Our Behaviors, Decisions and Actions

Parker

ENGINEERING YOUR SUCCESS.

Parker’s Values Statement

We are Parker…

Our business is founded in a history of fair dealings, and listening to our customers and employees. We believe our future growth is assured by honoring that tradition of excellence and by ongoing adherence to our core values.

Winning Culture

We insist on integrity, honesty, respect and ethical behavior. We welcome and encourage diversity in all aspects of our global business. We seek to raise the standard of living through responsible global stewardship.

Passionate People

We are empowered – every idea counts and every role has a voice. We are dedicated and realize the value of our collective efforts. We believe our strength comes from the relationships we establish with each other, our customers and the world we serve.

Valued Customers

We aim to delight our customers by partnering with them and responding to their needs. We know our success is only possible through increasing our customers’ productivity and profitability, thus ensuring their success as well. We are committed to serving our customers through innovation, value creation, and the highest quality system solutions.

Engaged Leadership

We lead by example, demonstrating our values in all circumstances and at all times. Our experience and abilities are the foundation of Parker’s operational excellence. We hold ourselves accountable for achieving the results our stakeholders expect. We listen to and encourage one another and take pride in our growth and accomplishments.

We believe that by adhering to these guiding principles our company will remain the global leader in motion and control technologies. Above all, we believe that through our talents and our products, Parker can make a meaningful difference in our communities and in the world.

We are Parker…

Contents

Our Chairman, CEO and President
Shares Our Commitment
A Letter to Our Employees	1

Our Commitment to Integrity
A Personal Responsibility	3
Knowing What’s Expected, Speaking Up	3
Setting an Example	4
Our Pledge	4
Investigations	5
Waiving the Global Code of Business Conduct	5

Respecting Our People
Treating Employees with Dignity and Respect	7
Respecting Human Rights	8
Workplace Health and Safety	8
Maintaining a Drug-Free and Alcohol-Free Workplace	8
Workplace Violence Prevention	9

Valuing Our Customers
Keeping Our Promises	11
Providing Safe and Dependable Products	11
Protecting Information Entrusted to Us	11

Honoring Our Shareholders
Integrity of Financial Statements and Other Business Records	13
Responsible Travel and Entertainment	13
Avoiding Insider Trading	14
Avoiding Conflicts of Interest	14
Using Company Assets Appropriately	15
Safeguarding Our Intellectual Property and Confidential Information	15
Information Technology and Electronic Communications	16
Social Networking	16
Receiving and Giving Gifts	17

Supporting Our Partners,
Our Communities and Our Planet
Avoiding Bribery and Corruption	19
Fair Competition	19
Gathering and Using Competitive Intelligence	19
Preventing Money Laundering and Terrorist Financing	20
Compliance with Trade Laws	20
Dealing Effectively with Government Officials	21
Government Lobbying and Political Activities	21
Speaking on Parker’s Behalf	22
Parker’s Environmental, Health and Safety Principles	22
Making a Difference in Our Communities	23

Preserving Our Culture
Primary Policies Regarding Standards of Business Conduct	26
Parker’s Integrity Line	26
How to Raise an Integrity Concern	27

Our Chairman, CEO and President Shares Our Commitment

Fellow Employees,

As we continue to build on our position as the global leader in motion and control technologies, the face of Parker will inevitably change. Our operations will grow, we will acquire more companies and we will enter new markets and geographies. No matter how we evolve into the future as we pursue our goals, it is critically important that we never lose sight of the values that are unique to Parker and helped us build such a strong and positive reputation. Our values provide the foundation for the way we do business with customers, coworkers, shareholders and the communities in which we operate. They also preserve a legacy that has been established over the past 95 years.

The scope of our operations as a global company means that we do business in various cultural, political and economic environments. These conditions create complexity for our employees and pressures to succeed. While meeting our operating goals is extremely important, it must always be accomplished while guided by our values.

To place even greater emphasis on the expectations we have of each Parker employee, Parker has introduced Winning with Integrity, a companion publication to this Global Code of Business Conduct. Winning with Integrity focuses on preserving our reputation and protecting our financial strength by holding ourselves to standards of behavior that go well beyond legal requirements. While not intended to address every situation, law, Parker policy or business conduct issue our employees may face, together these documents reflect our commitment to conduct our daily business ethically and with integrity at all times, under all circumstances and without compromise. Approaching our business this way is in the best interest of our customers, our employees, our shareholders and all stakeholders of Parker.

Perhaps the most important thing that you can do as a Parker employee is to uphold the strong reputation that we have worked so hard to build over time. Therefore, it is your personal responsibility to understand the Global Code of Business Conduct and the principles outlined in Winning with Integrity and incorporate them into your daily actions and behaviors. In doing so, you can help us grow and succeed while preserving our legacy for this and future generations of Parker employees to come.

Sincerely,

Donald E. Washkewicz

Chairman, Chief Executive Officer

and President

1

Our Commitment to Integrity

Parker's Global Code of Business Conduct sets non-negotiable global expectations for our behaviors, decisions and actions. This Code, along with the companion publication, Winning With Integrity, defines how we embed integrity, respect and fairness into business operations. Our Global Code of Business Conduct is designed to be a resource and reference guide for our employees and does not intend to address every law, Parker policy or business conduct issue our employees may face.

Compliance with legal and regulatory requirements is obviously critical, but it really represents only the bare minimum of what we expect of ourselves. At Parker, we never want to do the right thing only because of a rule or regulation. We strive to do what is right, for all of the right reasons, the right way.

A Personal Responsibility

Each day, throughout the world, every employee has the ability to influence Parker’s reputation. Parker’s success is the result of building a culture of doing more than just obeying the law. It comes from acting with integrity when dealing with each other, our customers and all of our stakeholders on a daily basis. This Code guides our commitment to act honestly, and with integrity, and to otherwise do what is right.

Q A

Does this Code apply to every Parker employee worldwide?

Yes. Every new hire receives training about this Global Code of Business Conduct, and every employee receives annual training. This Code is available in multiple languages and can be accessed from Parker.com.

Parker is a global company, proudly employing team members and serving customers all over the world. Employees and contractors, as well as members of our Board of Directors, must respect the laws, customs and traditions of each country where we do business. You may find that this Code is more stringent than a particular country’s laws. A practice may be permissible and perhaps even legal in some countries, but it does not mean it is acceptable at Parker. We expect adherence to this Code in all of our interactions and will walk away from business we cannot achieve ethically and legally.

Parker’s global reputation as a company that wins with integrity depends on each employee at all times acting in compliance with the law, this Code, our policies and our values. Around the world, we work hard to build and maintain trust and create an environment that invites employee candor and engagement. In turn, you – and every other employee – have a personal responsibility to act with integrity and to express concerns appropriately.

	Knowing What’s Expected, Speaking Up Each of us is responsible for knowing what is expected. By becoming familiar with this Code and our policies, you will be better equipped to recognize and handle ethical dilemmas. It is important to ask questions or raise issues if you experience a situation that might have ethical implications. Refer to the section How to Raise an Integrity Concern if you have questions, need advice or believe you or someone else has or may have violated the law, this Code, our policies or our values.	3

4

Setting an Example

Chances are that, at some point in your career, you will find yourself faced with an ethical dilemma. In these situations, particularly if you lead or manage a team, perception matters, candor is critical, and often the answers are not as clear as you would hope. We are all accountable to the company and to each other. To set the right example for others, you should at all times:

Q A

What if complying with this Code breaks local law?

You must always comply with local law. If you are concerned about any conflict, speak to your manager or seek advice from Human Resources or the Legal Department.

—      Act with integrity and in an honest and candid manner;

—      Create an open environment that invites engagement;

—      Ensure you understand and act according to the law, this Code, our policies and our values;

—      Emphasize that help is available if needed;

—     Know about available resources when issues are identified;

—     Support employees who in good faith ask questions or raise concerns; and

—      Report instances of noncompliance with the law, this Code, our policies or our values.

Our Pledge

Even companies with the highest standards of integrity can occasionally encounter issues. If we do, we want them to be reported so they may be addressed. Parker will not accept retaliation, by anyone at any level in the company, against an employee who makes a good faith report about a questionable business practice or behavior. Information relating to such reports will be kept confidential as permitted by local law. Allegations of retaliation will be vigorously investigated and appropriate action taken. Employees who knowingly make false accusations, provide false information or act improperly will be disciplined, as permitted by local law. An employee, who in good faith seeks advice, raises a concern or reports improper behavior is doing the right thing.

Investigations

The Office of Audit and Compliance is responsible for overseeing all internal investigations of suspected integrity and compliance-related misconduct, including violations of law, this Code and Parker policies. The Office of Audit and Compliance has established processes and procedures to ensure that all internal investigations are conducted by qualified personnel who have been trained to conduct investigations lawfully, fairly and confidentially.

Employees should not interfere in internal investigations or engage in their own fact-finding. All employees are expected to cooperate in internal investigations, audits and other reviews, including those conducted in connection with lawsuits or government investigative proceedings.

If you believe that an investigation is being conducted inappropriately, you should report it immediately using any of the resources noted under How to Raise an Integrity Concern.

Waiving the Global Code of Business Conduct There may be times when a formal waiver of a provision of this Code is required. A waiver can only be obtained in an extreme circumstance and only with the approval of both the Vice President of Audit and Compliance and the General Counsel. If the individual involved is also a director or an executive officer of Parker, a waiver may be granted only by the Parker Hannifin Corporation Board of Directors and will be promptly disclosed to shareholders as required by applicable law and stock exchange listing regulations.	5

Respecting Our People

All Parker team members are connected by our values. Empowered employees are the foundation of our Win Strategy and drive Parker's success. We honor our employees by seeking out and welcoming diversity, being open and honest in our interactions, and creating an environment of collaboration and inclusion. At Parker, we treat everyone with dignity and respect.

Treating Employees with Dignity and Respect

Our employees are committed to the success of Parker. We value their contributions and are highly committed to providing an environment that supports them. At Parker, we treat one another, customers, suppliers and other business partners with respect and dignity. We insist on a positive work environment, and speak out if that goal is compromised by anyone.

We are proud to actively promote diversity in our work force and in the work forces of those with whom we do business. Throughout the world we are committed to practices that result in the inclusion of all employees and that advance fair treatment by qualified individuals without regard to age, race, color, religion, sex, disability, national origin, ethnic group, sexual orientation, gender identity, genetic information, covered veteran status or any other protected class. We believe that all people are unique and valuable and should be respected for their individual abilities and contributions. We rely upon diversity to inspire innovation that drives our business and helps enhance our competitive advantage, and every day, we see the power of different viewpoints at work. We realize that the world we serve is diverse in its social customs and cultural traditions, and we respect and embrace those differences.

Discrimination and all harassment (including sexual harassment) in employment is not tolerated.

The following actions are examples of inappropriate conduct and should be avoided:

— Unwelcome remarks, gestures, or physical contact.

— Telling jokes that ridicule or offend a member of a particular race, religion, sex, or other characteristic protected by law.

— The display or distribution of sexually explicit or graphic materials, including offensive pictures or other inappropriate content.

— Verbal abuse.

— Threats or taunting.

— Refusing to work, or otherwise cooperate with, an individual because of their race, religion, sex, or other characteristic protected by law.

— Taking an adverse action against an employee (e.g., suspension or termination) because the employee has raised a concern about a violation of policy or law.

We support and obey laws that prohibit discrimination and harassment everywhere we do business.

7

8

Respecting Human Rights

Parker respects Human Rights. Parker has established a global labor relations program for human rights and global standards largely aligned with the United Nations Statements on Labor and Human Rights in accordance with local and national laws. Our expectation is for suppliers to align themselves to these developing global standards.

Workplace Health and Safety

We are committed to providing a safe and healthy work environment. Yet simply obeying safety rules is not enough. Parker’s commitment to safety means each of us needs to be alert to safety risks as we go about our jobs. Below are some basic rules you must follow:

— Always comply with the requirements of the environmental, health and safety management system at your work location and stop any work that becomes unsafe.

— Only undertake work for which you are trained, competent, medically fit and sufficiently rested and alert to carry out.

— Make sure you know what to do if an emergency occurs at your place of work.

— Help ensure that those who work with you – employees, contractors and other third parties – act consistently with Parker’s safety commitments.

— Promptly report to local Parker management any accident, injury, illness, unsafe or unhealthy condition, incident, spill or release of material to the environment, so that steps can be taken to correct, prevent or control those conditions immediately.

Never assume that someone else will report a risk or concern. Seek advice and help if you are ever unclear about your safety obligations or you have a concern about a potential or actual breach of law or Parker requirement.

Maintaining a Drug-Free and Alcohol-Free Workplace

We are committed to maintaining a drug-free and alcohol-free work place and will report to work free from the influence of any substance that could prevent or impair us from performing our job safely and effectively. All employees must strictly comply with our policies regarding the abuse of alcohol and the possession, sale and use of illegal substances. Drinking alcoholic beverages is prohibited while on our premises, except at specified Company-sanctioned events. To the extent that alcoholic beverages are consumed at such Company-sanctioned events or at other business events outside of our premises (including events outside regular business hours), employees are expected to exercise good judgment, avoid becoming intoxicated and avoid driving or engaging in other potentially dangerous activities while under the influence of alcohol. Possessing, using, selling or offering illegal drugs and other controlled substances is prohibited under all circumstances. Likewise, you are prohibited from reporting for work, or driving a Company vehicle or any vehicle on Parker business, while under the influence of alcohol or any illegal drug or controlled substance.

Workplace Violence Prevention

Parker is committed to a safe work environment that is free of threats, intimidation, and physical harm. Everyone has a right to work in a safe environment and everyone shares the responsibility for ensuring the safety of others. We have zero tolerance for workplace violence, and we will investigate and take appropriate action regarding any threats to a safe workplace.

Parker prohibits violent behavior in the workplace including, but not limited to:

— Physical harm or the threat to harm.

— Loud, angry or disruptive behavior.

— Intentional disregard for the physical safety or well-being of others.

— Any comments or behavior that reasonably could be interpreted as a threat.

Parker also prohibits the unauthorized possession and/or use of weapons by any employee or Parker representative while at work, on company property, or while on company business.

Any employee who believes that he or she may be the target of violence or threats of violence, or is aware of violent or threatening conduct by, or directed at an employee that could result in injury to a person or the destruction of property, should immediately report the situation to his or her supervisor or manager, or Human Resources personnel.

If an individual prefers not to contact a supervisor or manager, the Integrity should be used. Refer to the section How to Raise an Integrity Concern for information about Parker’s Integrity Line.	9

Valuing Our Customers

Our customers are the reason we exist and they should always feel that we value them. We fairly represent our products and services to them. We listen to our customers' needs, and challenge ourselves to find new ways to offer the best solutions available. We earn and preserve their trust by treating them with honesty and integrity and in a professional, courteous manner. We deliver on what we promise.

Keeping Our Promises

We build long-term customer relationships by providing quality products and services at reasonable prices and by demonstrating honesty and integrity in all of our interactions. Everything we tell customers and prospective customers about our products and services—in our advertising, sales and marketing communications and otherwise—must be truthful, accurate, complete and understandable. We do not mislead customers by exaggeration, by omitting vital information or by advertising products, features or services that we are not confident we can deliver.

Providing Safe and Dependable Products

All of our products must be safe and dependable, and must meet all applicable legal and regulatory requirements as well as the quality requirements and specifications of our customers. We are committed to strict product integrity for one simple reason – because it is the right thing to do. Parker employees must never willfully conceal defective work or material, intentionally falsify records or make false certifications or claims regarding the safety or quality of Parker products.

Protecting Information Entrusted To Us Maintaining customer trust requires that we use their information appropriately. We are committed to protecting customer privacy. We gather information from customers to deliver better products and services, and to learn about their preferences. Access to customer’ information is restricted to those employees designated as having a need to know that information for business or legal reasons and all access must comply with applicable data privacy laws. Safeguarding customers’ private data is essential to preserving our reputation and our customers’ trust.	11

Honoring Our Shareholders

We are committed to growing the value we bring to our shareholders, honoring their trust and confidence in us.

Integrity of Financial Statements and Other Business Records

We are committed to maintaining full, fair, timely, accurate and understandable financial and business records, as well as disclosures in the reports and documents we file or furnish to the U.S. Securities and Exchange Commission and regulators around the globe. We prepare our business records and financial reports with integrity and honesty, whether they are externally reported or used internally. We never misrepresent our financial or operational performance or otherwise knowingly compromise the integrity of the company’s financial statements. We do not enter information in our books or records that intentionally hides, misleads or disguises the true nature of any financial or non-financial transaction, result or balance.

expected to do so fully, accurately and in a timely manner. At Parker, we always cooperate and communicate openly with members of Parker’s internal audit and compliance, accounting and legal teams, as well as with Parker’s independent auditors and government investigators or regulators with respect to Parker’s accounting practices or financial statements. We never attempt to influence, coerce, manipulate or mislead any of them.

Expense Reports Expense report fraud includes but is not limited to submitting fictitious receipts, reporting inaccurate mileage, falsifying customer names and fabricating business purposes.

Records Retention

As part of our commitment to integrity in our business records, you must maintain your business records properly. Our Global Policy on Records Retention and Protection establishes records retention schedules by country to assure that records are maintained for required periods and that records that are no longer needed are destroyed.

Responsible Travel and Entertainment

Parker employees are expected to truthfully, accurately and completely record travel and related business expenses. Use Parker funds only for legitimate business purposes and don’t spend more than necessary. Follow company policies regarding the use of corporate credit cards, preferred travel suppliers, necessary management approvals, receipts, expense reports and other travel-related matters. Be honest and accurate when submitting expense claims for reimbursement, and never use Parker funds for personal travel or entertainment, or to supplement your income.

We follow all processes and controls designed to ensure the accuracy of Parker’s financial results. Those asked to review or certify information related to Parker’s internal controls are		13

14

Avoiding Insider Trading

From time to time you may obtain material and non-public information about Parker or other companies, including Parker customers, suppliers and acquisition targets. This information may include, for example, confidential news about mergers, acquisitions, divestitures, major litigation, new product introductions, large contract awards, financial results, earnings or other forecast information, stock splits or other information that has the potential to affect the stock price of Parker and/ or the other company. We do not purchase, sell or otherwise trade in the securities of Parker and/or the other Company, or advise anyone else to do so, unless and until that information becomes public or is no longer material. Determining whether information has become public or is no longer material can be difficult, so if you have any doubt, consult with the Legal Department prior to trading in the securities.

Avoiding Conflicts of Interest

Because we are expected to act in the best interest of Parker at all times, we need to watch for potential conflicts of interest. A conflict of interest arises when personal, social, financial or political activities or business relationships interfere with an employee’s objectivity and loyalty to Parker. Actual conflicts – as well as the appearance of conflicts – must be avoided.

Carefully consider your own situation for any actual or apparent conflicts of interest. If you believe you, or a family member, have a conflict of interest, you must promptly disclose it to your manager and to the Office of Audit and Compliance.

The following situations represent conflicts of interest and are prohibited:

—     You or your family members own a “side business” that competes with, sells to or buys from Parker.

—     You make purchasing decisions for Parker based on your personal interest rather than Parker’s interest.

—     You or your family members receive personal, unearned benefits as a result of your position in Parker.

—     You or any of your family members own financial investments in competitors, suppliers or customers other than nominal investments in public companies.

Here are some situations in which a conflict of interest could arise:

—     You or your family members also work for a competitor, customer or supplier.

—      You engage in relationships (whether business or personal) that could impair your independence or judgement.

Using Company Assets Appropriately

Each of us is entrusted with numerous company assets and has a responsibility to protect them. These assets include not only cash and other financial assets, but also assets such as equipment, inventory, supplies and intellectual property. We follow security procedures to protect assets, and we are alert to situations that could lead to loss or misuse of assets. We refuse to participate in, or tolerate in others, any act that involves theft, fraud, unauthorized disclosure, embezzlement or misappropriation of any of these or other company assets.

Safeguarding Our Intellectual Property and Confidential Information

Our ideas and inventions, our innovative customer solutions, and other proprietary information, are valuable assets that differentiate us from our competitors and must be protected. We handle Parker’s intellectual property and other confidential information with extreme care. This includes trademarks, patents, copyrights, trade secrets and other proprietary information.

	without management’s prior approval and then only after obtaining a written confidentiality agreement provided by the Legal Department. If you are concerned about the appropriateness of responding to any information requests, ask your manager or the Legal Department.	15
Q A

What are other examples of Parker’s confidential or proprietary information?

Examples of other confidential or proprietary information could include: sales and marketing databases; product/ systems designs and processes; business strategies; research and technical data; new product development; and employee, customer and supplier lists.

We all receive proprietary information in confidence and are expected to maintain that information in confidence and not disclose or use it other than in Parker’s business and for Parker’s benefit. We must not disclose Parker’s proprietary information to persons outside of Parker or use this information for personal benefit. When it is necessary to share intellectual property so that a third party can work with us, never disclose such information

16

Information Technology and Electronic Communications

Parker’s information technology assets and electronic communications resources are provided to employees for Parker business purposes. Parker information technology assets and electronic communications resources include electronic devices, systems, networks, servers, databases, software and other data or information storage or processing vehicles that are owned, leased, issued or otherwise contracted for by Parker (for example, computers, laptops, tablets, telephones, cell phones, PDAs/smart phones, copy machines, portable storage media, wireless devices, e-mail and voice messaging and internet connectivity). All files, information, communications and other data stored, transmitted or processed on Parker information technology assets and electronic communications resources are the property of Parker, and Parker reserves the right to access, monitor or disclose such files, information, communications and other data at any time, within Parker and to third parties, as permitted by law. Use of Parker information technology assets and electronic communications resources is subject to Parker’s policies, except as permitted by local law.

Limited personal use of Parker information technology assets and electronic communications resources is permitted if such use does not (1) interfere with work duties, (2) adversely impact the functionality of Parker’s information technology assets, (3) relate to an outside business venture and (4) violate the law, this Code or any other Parker policies, practices or procedures. Employees must use Parker’s information technology assets and electronic communications resources in an authorized manner and in a manner that avoids security threats.

Parker may allow access to Parker networks, servers, systems, files, information, communications and/or other data through employee-owned personal devices. Such access shall be limited and subject to data privacy and security restrictions and monitoring in accordance with Parker policies. Parker may allow law enforcement or other third-party access to any and all Parker information technology assets and electronic communications resources. Parker may also access, review and disclose files, information, communications and other data suspected to have been used by a former or current employee to conduct an illegal activity using Parker information technology assets or electronic communications resources.

Social Networking

As the use of online social networking increases, it is important that Parker employees use these forums appropriately and responsibly. While social networking opens up new opportunities to have a positive impact on our brand reputation and business growth, it also carries significant business risk when used inappropriately.

While engaged in social networking, you should remember that all of our existing policies apply. This includes maintaining the confidentiality of Parker’s business, technical and financial information. You should always obey and respect all applicable laws and regulations while online and follow the terms and conditions of use that have been established by the social networking site.

Any Parker business unit that wishes to establish or be represented on a social networking site must first receive approval from the Vice President of Corporate Communications and External Affairs, or designee, including video postings on social media sites, including YouTube, Youku or other similar sites.

Receiving and Giving Gifts

We do not allow our business decisions to be influenced by gifts, favors or hospitality from others. Gifts and entertainment can create goodwill in our business relationships, but can also make it hard to be objective about the person providing them. Our choice of suppliers, vendors and partners must be based on objective factors like cost, quality, value, service and ability to deliver. We must avoid even the appearance of making business decisions based on gifts received through these relationships. We also do not provide gifts, favors or hospitality to others except in compliance with applicable laws and otherwise in an appropriate and ethical manner.

is appropriate provided it isn’t excessive, and it does not create the appearance of impropriety. If you work with government employees (including employees of state-owned or state-controlled enterprises), however, be aware that even simple offers such as purchasing a meal or refreshments are likely unacceptable or even against the law. Contact the Legal Department before providing any gift or entertainment to a government employee.

Keeping Track of Gifts and Entertainment

All gifts and entertainment that you offer must be accurately reflected in Parker’s books and records. This requirement can be satisfied by submitting an expense report with appropriate supporting documentation.

Modest gifts of nominal value such as meals, tickets to the theater or promotional items are generally acceptable to receive and give. Infrequent business entertainment	17

Supporting Our Partners, Communities and Our Planet

We believe that being a responsible corporate citizen is central to our values, allowing us to inspire trust among our business partners and motivate our team members to make the right choices for our business, our communities and our planet.

Avoiding Bribery and Corruption

We are committed to winning business only on the merits and integrity of our products, services and people. We do not tolerate bribery, kickbacks or other illegal or corrupt business practices in any jurisdiction.

Additionally, we must never offer, provide or promise anything of value that could be perceived as a payment for obtaining, retaining or directing business or acquiring an improper business advantage with a commercial customer or government official (including employees of state-owned or state-controlled enterprises), even if it is an accepted business practice in a particular location. We must comply fully with the anti-bribery and anti-corruption laws of all countries in which we do business, including the U.S. Foreign Corrupt Practices Act and the UK Bribery Act. Facilitation payments to any government employee for any reason, regardless of how small, are strictly prohibited.

Fair Competition

Parker succeeds in the marketplace by competing aggressively but fairly. Our products and services stand on their own merits. We do not misrepresent the characteristics of our products and services, and we do not deceive our customers or engage in any other unfair practices. We believe in free and open competition and Parker fully adheres to the antitrust and competition laws in every country where we do business. We understand that certain anti-competitive business practices are prohibited by these laws, including:

—      Exchanging information with competitors regarding pricing, marketing, production, territories and/or customers; and

—      Proposing or entering into any formal or informal agreement with any competitor that: fixes prices; coordinates bids; allocates production; divides markets or sales territories, products, customers or suppliers, or that covers any other topics of competitive significance.

Q A	If business cannot be achieved ethically and legally, will Parker walk away from it? Yes, it is that simple

Gathering and Using Competitive Intelligence

Gathering information about our competitors – often called competitive intelligence – is a legitimate business practice. Doing so helps us stay competitive in the marketplace. Obtaining information from public sources, such as newspapers or the Internet, is appropriate and encouraged. It is also permissible to ask customers and suppliers if there is any non-confidential information about competitors that they are able to share with Parker. We do not, however, encourage any disclosure that would violate any legal or contractual obligations of the customer or supplier. When working with consultants, suppliers and other partners, we ensure that they understand Parker’s expectations for the legal and proper gathering of competitive information.

19

20

Preventing Money Laundering and Terrorist Financing

We abide by all laws designed to deter criminal enterprise, keep us safe from terrorism and protect the national security of the countries where we do business. Money laundering is the process by which funds generated from criminal activity such as drug trafficking are moved through legitimate businesses in order to hide their criminal origin. Terrorist financing refers to funding for terrorist activities and can come from legitimate or criminal sources. At Parker, we must not facilitate either money laundering or terrorist financing, and we must take steps to prevent inadvertent use of Parker’s business resources for these purposes. We must be vigilant and exercise good judgment when dealing with customers or business partners by, among other things, promptly reporting any unusual or suspicious activities or transactions such as attempted payments in cash or from unusual financing sources, arrangements that involve the transfer of funds to or from countries or entities not related to the transaction or customer, unusually complex deals that don’t reflect a real business purpose, or attempts to evade record-keeping or reporting requirements.

Compliance with Trade Laws

Parker buys and sells all over the world and is subject to applicable country laws regarding import or export of goods, services, software and technology. In addition Parker has a global policy against direct or indirect sales to certain countries in order to strengthen and simplify compliance with U.S.

Q A

I work in sales. When do I have to ask my customers about the end use, end user, or export of products? That seems kind of intrusive.

Export laws and Parker policy may prohibit the sale or transfer of goods, services, software and technology to certain countries or individuals or entities. In addition, depending on the nature or use of the goods or technology, they may require a government license if exported, or if exported to certain countries. If you have reason to believe that the goods or technology may be ultimately bound for uses, persons, entities or countries prohibited by export law from receiving them, you should follow up to be certain that there will be no violation of export law. In addition, if you believe that a license will be required for export by our customer and that the customer does not have the license, you should follow up to be certain that there will be no violation of export law. In these situations, it is reasonable and necessary to ask the customer about the end use, end user, export, or license of products we are providing to the customer.

and international export law. All Parker employees are required to comply with all import, export and Policy requirements with respect to the goods or technology with which they are involved. If you have questions about Parker’s or your compliance obligations in this area, consult with the Legal Department or Parker’s Corporate Trade Compliance Department. If involved in any way in an export or import, always truthfully, accurately and completely report information regarding the nature and use of what is imported or exported, the place of manufacture and its cost. Always truthfully, accurately and completely report the names and addresses of end users, customers and any intermediaries.

Dealing Effectively with Government Officials

As a global company, Parker employees may have contact with government officials (including employees of state-owned or state-controlled enterprises). As always, with any information we provide, you should be honest and truthful. When pursuing business with governments (including OEMs, prime contractors, subcontractors, and distributors where the ultimate source of funding is the government), the standards of conduct may be different from the standards when dealing with a commercial business. For example, as discussed above in more detail, the standards related to entertainment and gifts are generally more restrictive and the legal risks are greater when a government official is involved (and possibly for those working for commercial entities receiving government funding).

In some instances, particularly in connection with government contracts or subcontracts, it is necessary for employees to make specific product certifications, generate records and supply other information or statements concerning product integrity, design, and other business related conformities.

The laws associated with doing business with the government

(or commercial entities receiving government funding) are often complex and impose serious civil, criminal or other penalties for violations on both the company and employees participating in improper practices. If you receive a non-customary or non-standard request for information from a government or regulatory agency you should contact the Legal Department or the Office of Audit and Compliance before responding.

Government Lobbying and Political Activities

Parker may take a public position from time to time on issues important to the welfare of its business, employees, customers, suppliers, shareholders and others. The process by which Parker develops those public positions and engages in political activity takes into consideration the needs across the company. Parker will not permit company funds or property to be contributed to any political candidate or office holder.

Lobbying discussions and documents become part of the public record, and may have serious corporate implications across business groups.

Therefore, in any country where Parker operates, any attempt to influence government legislation, rule-making, regulation or the engagement of a lobbyist, on behalf of Parker or any of its business entities, must first be approved by a member of the Parker Management Committee or the Vice President of Corporate Communications and External Affairs.

21

22

Speaking on Parker’s Behalf

As a publicly-traded company, Parker’s public statements must be carefully managed to ensure accuracy, fairness and compliance with legal requirements, as well as to protect our reputation. Parker uses certain distribution channels—such as news releases, media and analyst conferences and statements on parker.com or online forums—to communicate with and to the public. Use of these channels is limited to authorized individuals and information shared must be valid, accurate and approved for public release. Only authorized individuals can communicate the company’s official position on certain topics such as financial performance, strategic business plans, legal matters and public policy issues.

Employees, other than those designated to speak on behalf of the Corporation, are instructed not to respond to inquires from the investment community or the national media unless specifically authorized to do so by a member of the Parker Management Committee or the Vice President of Corporate Communications and External Affairs.

Parker’s Environmental, Health and Safety Principles

Parker has a long-tradition of caring about the quality of the environment. Our products, services and manufacturing methods reflect this care and concern and our belief that what is good for the environment is good for Parker. Parker’s dedication reaches further than compliance with the law to encompass the integration of sound environmental practices

Before Speaking on Parker’s Behalf

Contact the Vice President of Corporate Communications and External Affairs if you receive an inquiry from the media, receive a request for Parker to participate in a public relations event, or are invited to participate in a corporate survey or speak publicly on behalf of Parker. All inquiries from financial or industry analysts or investors are to be directed to the Investor Relations Department.

into our business decisions. We are committed to our employees, our communities and our customers: their health, safety and understanding of the need for environmental stewardship. We are committed to the concept of continuous improvement in environmental performance.

Accordingly, we are committed to the following principles:

—     We are committed to compliance with environmental, health and safety laws on a worldwide basis.

—     We are committed minimizing or eliminating the generation of waste.

—      We monitor compliance with environmental, health and safety regulations.

—      We strive to conserve the use of natural resources.

—      We respond to the environmental concerns of our employees and the communities in which we operate.

Making a Difference in Our Communities We are proud of Parker’s contributions to the economic and social development of the locations where we do business. We strongly encourage each of our facilities and employees to be actively involved in supporting their communities by sponsoring and participating in charitable activities and other initiatives that contribute to community development and a better quality of life.	23

Preserving Our Culture

It is up to each of us to preserve the culture that thousands of Parker employees have worked so hard to build for more than ninety years.

For more than ninety years, Parker has been building products that help people live safer, more comfortable, and more exciting lives. Our products helped Charles Lindbergh cross the Atlantic, the first Boeing jetliners to bring the world closer together, Neil Armstrong to land on the moon, and the Apollo 13 astronauts to return safely to earth. Today we are embarked upon a mission to meet the unmet needs of humankind, in applications as diverse as developing new energy sources, insuring the safety of food, purifying water, protecting the environment, improving transportation, and supplying doctors and hospitals with products that enable millions of people to live healthier lives.

Most of the companies that were operating when Parker was founded are no longer in existence. We have prevailed because of the culture our people have built. It is a culture that champions the essential building blocks for success. We have lived by the values of premier customer service, a commitment to entrusting critical business decisions to those closest to the customer, a refusal to give up in hard times, a bias toward constant learning and continuous improvement, and the humility to realize no one of us can succeed without help from our fellow employees.

Let us all pledge a mutual commitment to each other to continue to strengthen our ethical heritage. When we observe conduct that falls short of our values, we will put a stop to it; and when we see our fellow employees upholding our highest aspirations, we will celebrate that which makes us great.	25

26

Primary Policies Regarding

Standards of Business Conduct

Employees should have a basic understanding of the following policies:

—   Anti-Bribery Compliance

—   Anti-Harassment and Non-Discrimination

—   Anti-Retaliation

—   Antitrust Compliance

—   Documents and Information Provided to Outsiders

—   Environmental, Health and Safety Management

—   Fair Treatment

—   Human Rights

—   Insider Trading

—   Intellectual Property

—   International Boycotts

—   Investor, Media and Government Communications

—   No Sales to Restricted Countries

—   Online Social Networking

—   Policy on Contracting with the U.S. Government

—   Records Retention and Protection

—   Substance Abuse

—   Workplace Violence

All employees can contribute to Parker’s culture of compliance by understanding Parker’s policies, avoiding violations of this Code and embracing Parker’s commitment to Winning with Integrity.

Parker’s Integrity Line

Certain countries in which Parker does business prohibit any requirement to speak up and many do not allow concerns to be reported anonymously. For more information about reporting procedures in the country where you work, check the Audit and Compliance website.

How to Raise

an Integrity

Concern

CONNECT

Discuss the Issue

Generally, your supervisor or manager will be in the best position to resolve an integrity concern. However, your direct supervisor is not your only option.

Other resources include:

—     Human Resources Representatives

—     Local Compliance Officers

—     Legal Department Counsel

—     VP – Audit and Compliance

—     VP – Integrity and Ethics

CALL

Parker’s Integrity Line

The Integrity Line is hosted by an independent reporting service. It is available 24 hours a day, 7 days a week, from any location worldwide. You may choose whether or not to remain anonymous. Instructions for each country are included on the back page of this booklet. Interpreters are available on the Integrity Line.

CLICK

Web-Based Reporting

If you prefer to report a concern online, you may access reporting links on the Audit and Compliance intranet site. Parker’s Integrity Line website is managed by an independent third party that is required by contract and/ or applicable laws to provide confidentiality. Translations are available.

Q A

Using the Integrity Line

If you use the Integrity Line to report a situation or ask a question, whether by phone or online, you may remain anonymous if you desire. If you choose to remain anonymous, you will receive a tracking number so that you can call back to check on the status of your call or internet report.

What happens next?

If you make a report, it will be investigated confidentially and professionally. You may be asked to provide more information. If you reported anonymously, the questions will be posted through the reporting service for you to review and respond. You may or may not receive information on the ultimate results of the investigation, but you will receive confirmation that the issue has been addressed.

No Retaliation

No employee will be disciplined, lose a job, or be retaliated against in any way for asking questions or raising concerns about our legal or ethical obligations when acting in good faith. Good faith does not mean an individual has to be right; but it does mean that the individual must believe that the information provided is truthful.

Integrity Line

Confidential. Available 24 hours a day, seven days a week.

1 800 553 0440

United States and Non-European Union Countries

www.integrity-helpline.com/parker.jsp

European Union Countries

www.financial-integrity.com/parker.jsp

© 2013 Parker Hannifin Corporation	Print Reorder Number April 2013